Exhibit 15.2

FANGDA PARTNERS

上海 Shanghai•北京 Beijing•深圳 Shenzhen•香港 Hong Kong•广州 Guangzhou

http://www.fangdalaw.com

中国北京市朝阳区光华路1号	电子邮件E-mail:	email@fangdalaw.com
北京嘉里中心北楼27层	电话Tel.:	86-10-5769-5600
邮政编码：100020	传 真Fax:	86-10-5769-5788

27/F, North Tower, Beijing Kerry Centre
1 Guanghua Road, Chaoyang District
Beijing 100020, PRC

May 20, 2026

Alibaba Group Holding Limited
26/F Tower One, Times Square
1 Matheson Street, Causeway Bay
Hong Kong

Dear Sirs,

We consent to the references to our firm under “Item 3. Key Information-Key Information Related to Doing Business in the People’s Republic of China”, “Item 3. Key Information-D. Risk Factors-Risks Related to Our Business and Industry- We are subject to complex and evolving laws and regulations regarding privacy and data protection, cybersecurity, and artificial intelligence. Complying with these laws and regulations increases our cost of operations, limits our business opportunities and may require changes to our data collection, use and other practices or negatively affect our user growth and engagement. Failure to comply with these laws and regulations could result in claims, regulatory investigations, litigation or penalties, or otherwise negatively affect our business”, “Item 3. Key Information-D. Risk Factors-Risks Related to our Corporate Structure- If the PRC government deems that the contractual arrangements in relation to the VIEs do not comply with PRC regulations on foreign investment, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to penalties, or be forced to relinquish our interests in the operations of the VIEs, which would materially and adversely affect our business, financial results, trading prices of our ADSs, Shares and/or other securities”, “Item 4. Information on the Company-B. Business Overview- Permissions and Approvals Required to be Obtained from PRC Authorities for our Business Operations”, “Item 4. Information on the Company-B. Business Overview- Permissions and Approvals Required to be Obtained from PRC Authorities for our Securities Offerings”, “Item 4. Information on the Company-C. Organizational Structure-VIE Structure”, “Item 6. Directors, Senior Management and Employees-B. Compensation-Employment Agreements” and “Item 10. Additional Information-E. Taxation” in Alibaba Group Holding Limited’s Annual Report on Form 20-F for the year ended March 31, 2026 (the “Annual Report”), which is filed with the Securities and Exchange Commission (the “SEC”) on May 20, 2026. We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Fangda Partners

Fangda Partners